Exhibit 5.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL	804 • 788 • 8200
FAX	804 • 788 • 8218

March 15, 2006

Fieldstone Mortgage Investment Corporation
11000 Broken Land Parkway, Suite 600
Columbia, Maryland 21044

Ladies and Gentlemen:

          We have acted as counsel to Fieldstone Mortgage Investment Corporation, a Maryland corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed sale by the Company of either mortgage-backed notes (“Notes”) or mortgage-backed certificates (“Certificates”), issuable in one or more series by separate trusts (each, a “Trust”) established by the Company.

          We have examined the originals or copies of (a) the Registration Statement, (b) the Company’s Certificate of Incorporation and Bylaws, (c) the form of owner trust agreement (the “Owner Trust Agreement”) between the Company and the owner trustee, (d) the form of mortgage loan purchase agreement (the “Mortgage Loan Purchase Agreement”), between the seller and the Company, as purchaser, (e) the form of transfer and servicing agreement (the “Transfer and Servicing Agreement”) among the Trust, as issuer, the Company, the trust administrator and master servicer, the servicer, the indenture trustee and the subservicer, (f) the form of indenture (the “Indenture”) between the Trust, as issuer, the trust administrator, and the indenture trustee, (g) the form of the trust agreement (the “Trust Agreement”) among the master servicer and trust administrator, the seller, and the trustee, (h) the form of servicing agreement (the “Servicing Agreement”) among the seller, the master servicer, the servicer, and the subservicer, and (i) such other documents and materials as we have deemed necessary to the issuance of this opinion. The Owner Trust Agreement, the Mortgage Loan Purchase Agreement, the Transfer and Servicing Agreement, the Indenture, the Trust Agreement, and the Servicing Agreement are herein collectively referred to as the “Agreements.”

          On the basis of the foregoing and such assumptions and qualifications specified herein, we are of the opinion that:

Fieldstone Mortgage Investment Corporation
March 15, 2006

          1.           When each of the Agreements has been has been duly executed and delivered by the parties thereto, each such agreement will constitute a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, regardless whether enforcement is sought in a proceeding in equity or at law.

          2.          When the Notes have been duly issued, executed and authenticated in accordance with the provisions of the related. Indenture and delivered to and paid for by the purchasers thereof, and upon the due execution and delivery of the related Indenture by the parties thereto, the Notes will be binding obligations of the related Trust

          3.          When the Certificates have been duly issued, executed and authenticated in accordance with the provisions of the related Trust Agreement and delivered to and paid for by the purchasers thereof, the Certificates will be legally and validly issued for adequate consideration, the holders of the Certificates will be entitled to the benefits provided by the Trust Agreement pursuant to which such Certificates were issued, and no holder of Certificates will be subject to any further assessment in respect of the purchase price of the Certificates.

          The foregoing opinions are limited to matters of the laws of the United States of America, the State of Maryland and the State of New York. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton & Williams LLP

04659/01112

[H&W Corporate/Enforceability Opinion]